Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Results of Second Quarter 2014

Irvine, CA, August 6, 2014 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) announces financial results for the quarter ended June 30, 2014.  For the second quarter of 2014, the Company reported net earnings of $82 thousand or $0.01 per diluted common share, as compared to a net loss of $(3.0) million in the first quarter of 2014 or $(0.33) per diluted common share, and compared to net earnings of $1.3 million in the second quarter of 2013 or $0.14 per diluted share common share. For the first six months ended June 30, 2014, the Company reported a net loss of $(2.9) million or $(0.31) per diluted common share, as compared to net earnings of $616 thousand or $0.08 per diluted common share for the first six months ended June 30, 2013.

Results of Operations

(in thousands)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenues:
Gain on sale of loans, net	$6,534	$4,591	$20,458	$11,126	$37,930
Real estate services fees, net	4,360	3,679	5,155	8,039	9,583
Servicing income, net	1,291	1,569	931	2,859	1,941
Mark-to-market mortgage servicing rights	(1,564)	(977)	2,004	(2,541)	3,182
Other	84	1,383	375	1,468	954
Total revenues	10,705	10,245	28,923	20,951	53,590
Expenses:
Personnel expense	9,319	9,460	18,891	18,779	36,654
General, administrative and other	4,555	5,372	6,484	9,928	13,206
Total expenses	13,874	14,832	25,375	28,707	49,860
Other income (expense):
Net interest (expense) income	(96)	(313)	(207)	(409)	237
Change in fair value of long-term debt	226	(650)	(478)	(424)	(527)
Change in fair value of net trust assets	4,711	3,038	(607)	7,749	(2,106)
Loss from discontinued operations, net of tax	(834)	(112)	(933)	(946)	(1,774)
Total other income (expense)	4,007	1,963	(2,225)	5,970	(4,170)
Net earnings (loss) before income taxes	838	(2,624)	1,323	(1,786)	(440)
Income tax expense (benefit)	756	342	32	1,098	(1,056)
Net earnings (loss)	$82	$(2,966)	$1,291	$(2,884)	$616

Diluted Earnings (loss) per share	$0.01	$(0.33)	$0.14	$(0.31)	$0.08

Selected Operational Data

(in millions)

	Q2 2014	Q1 2014	% Change	Q2 2013	% Change
Originations	$465.2	$353.1	32%	$780.1	-40%

	6/30/2014	3/31/2014	% Change	6/30/2013	% Change
Mortgage Servicing Portfolio	$1,571.9	$2,239.6	-30%	$2,110.2	-26%

Key Components of Net Earnings

•                  Mortgage lending volumes increased in the second quarter of 2014 to $465.2 million from $353.1 million in the first quarter of 2014 and decreased as compared to $780.1 million in the second quarter of 2013.

•                  Mortgage lending revenues and margins increased in the second quarter of 2014 to $6.5 million, or 141 bps, from $4.6 million, or 130 bps in the first quarter of 2014, and decreased as compared to $20.5 million, or 262 bps, in the second quarter of 2013.

•                  Mortgage servicing income decreased in the second quarter of 2014 to $1.3 million from $1.6 million in the first quarter of 2014, due to servicing sales completed in the first quarter, and increased as compared to $1.0 million in the second quarter of 2013.

•                  Mortgage servicing rights decreased $19.8 million to $16.2 million at June 30, 2014 as compared to $36.0 million at December 31, 2013. The decrease is due to bulk sales of servicing rights totaling $1.6 billion in UPB, and the sale of AmeriHome, which had servicing rights totaling $702.1 million in UPB. Partially offsetting the decrease was servicing retained loan sales of $807.0 million. At June 30, 2014, we serviced $1.6 billion in UPB as compared to $3.1 billion at December 31, 2013.

•                  Real estate services revenue increased to $4.4 million in the second quarter of 2014 as compared to $3.7 million in the first quarter of 2014 and decreased compared to $5.2 million in the second quarter of 2013.

•                  In our long-term mortgage portfolio, based on continued improved performance of the portfolio which was better than expected, we updated certain loss and discount rate assumptions in the portfolio at June 30, 2014 resulting in a $4.3 million increase in the estimated fair value of the net trust assets in the second quarter of 2014.

•                  Expenses decreased in the second quarter of 2014 to $13.9 million from $14.8 million in the first quarter of 2014, and as compared to $25.4 million in the second quarter of 2013.

The increase in lending volume was predominately due to the ongoing low interest rate environment, resulting in a 38% increase in wholesale and correspondent originations, as compared to the first quarter of 2014. Mortgage lending margins improved over the first quarter due to a higher concentration of government loans, which have higher margins.

Purchase money transactions as a percentage of overall originations have increased in the second quarter of 2014 to 53%, as compared to 42% in the first quarter of 2014, and 39% in the second quarter of 2013.  We believe the increase in purchase money transactions in the last two quarters was primarily a result of our recent focus in sales and operations to provide a better purchase transaction related customer service experience.

During the second quarter of 2014 the Company successfully continued its strategy to increase the correspondent and wholesale channel originations.  In the second quarter of 2014, our wholesale and correspondent channels, combined, contributed 97% of total originations as compared to 71% in the second quarter of 2013.

The long-term mortgage portfolio, which primarily includes residual interests in securitizations (represented by the difference between total net trust assets and total trust liabilities), has recently performed better than expected.  The cash received from the residual interests was approximately $5.7 million in the six months ended June 30, 2014, a significant increase over our expectations.  Based on continued improvement in the second quarter, the estimated fair value of the net trust assets has increased at June 30, 2014.

Recent Developments

In the second half of 2014, we anticipate a continued increase in overall originations as well as our operational efficiencies.  The Company will work to increase originations through its business to business channels, by expanding our sales forces, by hiring experienced lending sales personal for our wholesale and correspondent channels and increasing efficiencies and service to our customers.  By leveraging our re-warehousing division, we hope to increase the capture rate of our approved correspondent sellers business as well as expand our active customer base to include new customers seeking warehouse lines. We also intend to continue to increase operational efficiencies and pull through rates by launching our new loan origination system across all three origination channels, streamlining our origination process and focusing on an analytics based customer management methodology.

We are finalizing development of our non-Qualified Mortgage loan programs, being marketed as ‘AltQM’, along with qualified mortgages not eligible for delivery to the GSE’s and are in the process of launching this product offering.  We are expecting to begin loan funding’s and acquisitions during the  third quarter of 2014.  We believe there is an underserved market for these programs where certain borrowers are finding financing for purchase or refinance is either non-existent or available with stringent and costly parameters.  These underserved borrowers include self-employed borrowers with good credit, borrowers who have a debt to income ratios over 43%, and borrowers that are slightly outside the agency guidelines.  We believe this is a market of significant size and are encouraged by the initial inquiries we have received from existing and new customers that originate these loans.

In conjunction with launching these new AltQM products, we are establishing a strategic relationship which will provide balance sheet capacity to fund these non-conforming loans. The Company’s management worked diligently on these programs to comply with all applicable State and Federal laws, in addition to creating underwriting eligibility guidelines designed to ensure higher credit quality loan performance.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “We believe that with our efforts to substantially increase our conforming mortgage loan volume, launch our new AltQM loan programs in the third quarter, while also keeping our expenses somewhat flat to our second quarter run rate, combined with our efforts to increase revenue per loan should result in improved performance.”

Conference Call

The Company will hold a conference call tomorrow morning, August 7th, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session, to answer questions submitted via email. Please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (866) 573-1930, conference ID number 21730106, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “will,” “intends,” “believe,” “expect,” “likely,” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  our ability to manage effectively our mortgage lending operations and increase mortgage originations; successful development, marketing, sale and financing of new mortgage products, including the non-Qualified Mortgage loan program; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing;  the terms of any financing that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com